Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
MERGER TRANSACTION TERMINATED;
UPDATE ON BUSINESS OUTLOOK;
CONFERENCE CALL SCHEDULED

JANUARY 31, 2008 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that it has reached an agreement with affiliates of GSO Capital Partners LP (“GSO”) to terminate the Agreement and Plan of Merger, dated as of July 2, 2007, by and among Reddy Ice Holdings, Inc., Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation (together with Frozen, LLC, the “Parents”), and Hockey Mergersub, Inc., a Delaware corporation, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 30, 2007 (as amended, the “Merger Agreement”).  Reddy Ice and affiliates of GSO, including the Parents, have entered into a settlement agreement (the “Settlement Agreement”) pursuant to which Reddy Ice will be paid $21 million in cash on February 5, 2008 to terminate the Merger Agreement.  The Company has agreed to pay up to $4 million of fees and expenses incurred by GSO and its third-party consultants in connection with the contemplated transactions.  The Company will be receiving the final reports that those consultants provided to GSO.

                William P. Brick, Reddy Ice’s Chairman and Chief Executive Officer, said, “In recent weeks, the Company and GSO have negotiated in good faith to craft an alternative transaction.  Ultimately, due to the condition of the financing markets, no definitive proposal for a modified buyout transaction was presented and the parties were not able to reach agreement on any other alternative transaction.  Nonetheless, we will continue to explore transactions with GSO and to review other alternatives available to the Company.”

                Mr. Brick continued, “We are moving forward and executing on Reddy Ice’s long-term business strategy.  We are disappointed that the merger could not be consummated, but the Company will continue to focus on delivering value for its stockholders and customers.  I thank our stockholders and employees for their continued loyalty to the Company.”

Update on Business Outlook

                The Company recognizes its stockholders are likely to refocus their attention on the Company’s financial results for 2007 and the outlook for 2008 as a result of the termination of the Merger Agreement.  While the Company would not customarily provide earnings and outlook information at this time, under the circumstances the Company believes it is in the best interests of its stockholders to provide limited, high level information.

                The results and outlook below do not reflect the impact of the payments to be made to and by the Company under the Settlement Agreement.  However, net income for 2007 reflects approximately $2.5 million of transaction costs incurred by the Company in connection with the Merger Agreement and the Settlement Agreement.  All of the Company’s expenses in connection with the merger transactions, including the costs reflected in net income for 2007, will be covered by the payment to be made to the Company under the Settlement Agreement.

                The following summary of 2007 results is based on the Company’s preliminary year-end financial results and remains subject to adjustment as the year-end audit process is completed.  Actual results may differ materially.

                In its previously announced outlook for 2007, the Company indicated it expected revenues in 2007 to range between $332 million and $338 million, net income was expected to range from $11.3 million to $15.4 million and Adjusted EBITDA from continuing operations for 2007 was expected to be in the range of $83 million to $87 million, excluding Adjusted EBITDA related to discontinued operations of approximately $1.0 million.

                The Company’s preliminary year-end financial results for 2007 indicate revenues will slightly exceed the guidance range, while net income and Adjusted EBITDA will each come in at or slightly below the lower end of the guidance ranges.

                In connection with its ongoing acquisition strategy, the Company completed three acquisitions during the fourth quarter of 2007, bringing the total number of acquisitions in 2007 to twenty.  These fourth quarter acquisitions, together with the acquisition of one facility which had previously been leased, had an aggregate acquisition cost of approximately $5.4 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions, including the leased facility acquisition, are approximately $2.6 million and $0.9 million, respectively.

                The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Looking forward to 2008, the Company expects to continue its core business strategy and to continue to make acquisitions as opportunities become available at attractive valuations.  The Company expects to experience the impact of broader economic forces, including rising commodities prices and the current state of the overall economy.  In addition, the Company expects to face increased competitive pressure, including the expanded use of existing technology in certain of the Company’s markets.  At this time, and as a result of these and other factors, the Company anticipates that revenues for 2008 will increase by approximately 4% to 7% from the Company’s actual results in 2007 and that Adjusted EBITDA for 2008 will increase by approximately 6% to 11% from the Company’s actual results in 2007.

                Updated and more detailed guidance for 2008, as well as more detailed information on the Company’s 2007 results, will be provided in the Company’s year-end earnings release.

Conference Call

                The Company has scheduled a conference call for Friday, February 1, 2008 at 9:00 a.m. Eastern time regarding the Settlement Agreement and the Company’s business outlook.  To participate, dial 888-321-8161 ten minutes prior to the start time, referencing confirmation code

33255157 or the Reddy Ice conference call.  A telephonic replay will be available through February 8, 2007 and may be accessed by calling 800-642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

Company Information and Forward-Looking Statements

                Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

                This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

***